THE FUND'S FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold Class C shares of the Fund:


                                                           SHAREHOLDER FEES
                                       (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                                                                CLASS C
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Maximum Sales Charge Imposed on Purchases
    (as a percentage of offering price)                         None
Maximum Deferred Sales Charge
    (as a percentage of original purchase price
    or the amount redeemed, whichever is less)                  1.00%(3)
Wire Redemption Fee                                             Up to $15
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                                                  ANNUAL FUND OPERATING EXPENSES
                                   (EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)
--------------------------------------------------------------------------------
Management Fees                                             1.05%
Distribution (12b-1) Fees                                   1.00%
Other Expenses(4)                                           1.30%
    Administration Fees                                             0.20%
    Other Fees                                                      1.10%
Total Annual Fund Operating Expenses                        3.35%
Less Fee Waiver and/or Expense Reimbursement(5)             1.20%
Net Expenses                                                2.15%
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(3) The 1.00% CDSC is not assessed if shares are held for 1 year or longer and may be waived under other circumstances described in this Prospectus.
(4) "Other Expenses" for Class C shares are based on estimated amounts for the current fiscal year.
(5) Effective August 1, 2007, Touchstone Advisors and the Trust have entered into an Expense Limitation Agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its advisory fee and/or reimburse certain Fund expenses in order to limit "Net Expenses" to 2.15% for Class C shares . This expense limitation will remain in effect until at August 1, 2008 for the Class C shares.


CLASS C SHARES

BECAUSE IN MOST CASES IT IS MORE ADVANTAGEOUS TO PURCHASE CLASS A SHARES FOR AMOUNTS OF $1 MILLION OR MORE, A REQUEST TO PURCHASE CLASS C SHARES FOR $1 MILLION OR MORE WILL BE CONSIDERED AS A PURCHASE REQUEST FOR CLASS A SHARES OR DECLINED.

Class C shares of the Funds are sold at NAV without an initial sales charge so that the full amount of your purchase payment may be immediately invested in the Funds. A CDSC of 1.00% will be charged on Class C shares redeemed within 1 year after you purchased them.
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MINIMUM INVESTMENT REQUIREMENTS

                                                           INITIAL    ADDITIONAL
                                                        INVESTMENT    INVESTMENT
--------------------------------------------------------------------------------
Regular Account                                         $    2,500    $       50
Retirement Plan Account or Custodial Account under
the Uniform Gifts/Transfers to Minors Act ("UGTMA")     $    1,000    $       50
Investments through the Automatic Investment Plan       $      100    $       50
--------------------------------------------------------------------------------


CONTINGENT DEFERRED SALES CHARGE ("CDSC")

If you purchase $1 million or more Class A shares at NAV, a CDSC of 1.00% may be charged on redemptions made within 1 year of your purchase. If you redeem Class B shares within 1 year of your purchase, a CDSC of 5.00% will be charged. This charge will be incrementally reduced and after the 6th year there is no CDSC. If you redeem Class C shares within 1 year of your purchase, a CDSC of 1.00% will be charged.

The CDSC will not apply to redemptions of shares you received through reinvested dividends or capital gains distributions and may be waived under certain circumstances described below. The CDSC will be assessed on the lesser of your shares' NAV at the time of redemption or the time of purchase. The CDSC is paid to Touchstone to reimburse expenses incurred in providing distribution-related services to the Funds.

No CDSC is applied if:

o The redemption is due to the death or post-purchase disability of a shareholder

o The redemption is from a systematic withdrawal plan and represents no more than 10% of your annual account value

o The redemption is a benefit payment made from a qualified retirement plan, unless the redemption is due to termination of the plan or transfer of the plan to another financial institution

o The redemption is for a mandatory withdrawal from a traditional IRA account after age 70 1/2

When we determine whether a CDSC is payable on a redemption, we assume that:

o     The redemption is made first from amounts not subject to a CDSC; then

o     From the earliest purchase payment(s) that remain invested in the Fund